Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 21, 2015

Relating to Preliminary Prospectus dated October 5, 2015

Registration No. 333-206940

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated October 5, 2015 relating to this offering (the “Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-206940) relating to these securities. The most recent amendment to such Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1395848/000119312515348710/d895458ds1a.htm

References to “Adesto,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information supplements and updates the information contained in the Preliminary Prospectus to the extent that such information is inconsistent therewith, or was prepared based on assumptions that are inconsistent with the information below.

Participation by Existing Stockholders:	Certain of our existing stockholders, including ARCH Venture Fund VI, L.P. and Harris & Harris Group, Inc., each of which is a holder of more than 5% of our common stock and affiliated with a member of our board of directors, have indicated an interest in purchasing up to an aggregate of $3.0 million in shares of our common stock in this offering at the initial public offering price. However, because these indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to such stockholders and such stockholders could determine to purchase more, less or no shares in this offering. The underwriters will receive the same discount on any shares of our common stock purchased by such stockholders as they will from any other shares of our common stock sold to the public in this offering.

The issuer has filed a registration statement including a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Needham & Company, LLC Attention: Syndicate Prospectus Department, 445 Park Avenue, 4th Floor, New York, New York 10022, or by telephone at 1-800-903-4696, or by email at prospectus@needhamco.com; or Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com.